Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND REPORT ON SCHEDULE
We consent to the use in this Amendment No. 1 to Form S-1 Registration Statement No. 333-132963 of our report dated May 10, 2005, appearing in the Prospectus, which is a part of this Registration Statement, and to the references to us under the headings “Summary Historical Financial and Other Data”, “Selected Historical Consolidated Financial and Other Data”, and “Experts” in such Prospectus.
Our audits of the consolidated financial statements referred to in our aforementioned report also included the financial statement schedule of Premium Standard Farms, Inc. and subsidiaries (the “Company”), listed in Item 16b. The financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.
Deloitte & Touche LLP
Kansas City, Missouri
May 9, 2006